UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACME PACKET, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2007

Dear Acme Packet, Inc. Stockholder:

I am pleased to invite you to attend Acme Packet, Inc.’s 2007 Annual Meeting of Stockholders on May 22, 2007. The meeting will begin promptly at 10:00 a.m. Eastern Time at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, MA 02110.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. It also describes how the board of directors operates and provides information about our director candidates.

I look forward to sharing more information with you about Acme Packet, Inc. at the 2007 Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Sincerely,

Andrew D. Ory President and Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 a.m. Eastern Time
Date:	May 22, 2007
Place:	Bingham McCutchen LLP 150 Federal Street Boston, MA 02110
Record Date:

Stockholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on March 30, 2007 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

Purpose:	(1) Elect two Class I directors, each to hold office for a three-year term or until their respective successors have been elected.
(2) Ratify the selection of Ernst & Young LLP as Acme Packet’s independent registered public accounting firm.
(3) Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.
Proxy Voting:

You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

Your shares cannot be voted unless you date, sign, and return the enclosed proxy card, vote via the Internet or telephone, or attend the 2007 Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

By Order of the Board of Directors,

Keith Seidman Chief Financial Officer and Treasurer

Burlington, Massachusetts
April 9, 2007

i

Acme Packet, Inc.
71 Third Avenue, Burlington, Massachusetts 01803

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the board of directors of Acme Packet, Inc. of proxies to be voted at our 2007 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

You are cordially invited to attend Acme Packet’s Annual Meeting on May 22, 2007 beginning at 10:00 a.m. Eastern Time. Stockholders will be admitted beginning at 9:30 a.m. The meeting will be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, MA 02110.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 9, 2007 to holders of shares of our common stock as of March 30, 2007, the record date for the meeting.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 21, 2007. The Internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save us the expense of a second mailing.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the board recommends.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On March 30, 2007, there were 58,709,281 shares of our common stock outstanding.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees have discretionary voting power with respect to all of the ballot items described below and elsewhere in this proxy statement except for the proposals submitted by stockholders.

Required Vote—Election of Directors

The affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the 2007 Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker “non-votes” will have no effect on the voting outcome with respect to the election of directors.

Required Vote—Ratification of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required with respect to the ratification of our independent registered public accounting firm. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent registered public accounting firm.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we did not anticipate that any other matters would be raised at the meeting.

In accordance with our Restated Certificate of Incorporation each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•       required by law;

•       necessary in connection with a judicial or regulatory action or proceeding;

•       necessary in connection with a contested proxy solicitation; or

•       requested by you.

Any comment written on a proxy card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

A copy of our 2006 Annual Report to Stockholders is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access on the enclosed proxy card or when you vote over the Internet or by telephone.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Electronic Delivery of Proxy Materials and Annual Report to Stockholders

This proxy statement and our 2006 Annual Report to Stockholders are also available on our web site at www.acmepacket.com under the heading “Investor Relations.” Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You also may elect to receive annual disclosure documents electronically by following the instructions published on our web site at www.acmepacket.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you call Acme Packet’s Office of Investor Relations or until you cancel your election at www.acmepacket.com. You do not have to elect Internet access each year.

If you hold our common stock through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold our common stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Acme Packet by directors, officers or employees of Acme Packet in person or by telephone, facsimile or other electronic means.

As required by the Securities and Exchange Commission (SEC), we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Account Maintenance

Our transfer agent is Computershare Trust Company, NA. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Acme Packet stock and similar issues, can be handled by calling Acme Packet Investor Relations at (781) 328-4790 or by accessing Computershare’s web site at www.computershare.com.

For other Acme Packet information, you can visit our web site at www.acmepacket.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

Our board of directors is committed to being a leader in corporate governance. Our board believes that a commitment to good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the board has adopted a number of policies and processes to ensure effective governance of the board and Acme Packet. Our key governance documents are described below and may be found on our web site at www.acmepacket.com. Our website and the information contained therein are not incorporated into this proxy statement.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist them in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•       the principal responsibility of the board of directors is to oversee the work of management and the Company’s business operations;

•       a majority of the members of the board shall be independent directors;

•       the board will have full and free access to management;

•       the independent directors shall meet regularly in executive sessions;

•       at least annually the Nominating and Corporate Governance Committee shall conduct an evaluation of the performance of the board.

Our Corporate Governance Guidelines may be found on our web site at www.acmepacket.com and are also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Board Independence

The Corporate Governance Guidelines provide that a majority of the board of directors shall be independent under Section 10A of the Securities Exchange Act of 1934, the listing standards of The Nasdaq Global Market and other applicable laws. To be considered independent under these standards, the board must determine that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director will be not considered independent if he or she, or an immediate family member, has been within the last three years:

•       an executive officer of Acme Packet;

•       a current partner of Acme Packet’s independent registered public accounting firm or a partner or employee of Acme Packet’s independent registered public accounting firm who personally worked on the Acme Packet audit;

•       an executive officer of a public company that has on the compensation committee of its board an executive officer of the Acme Packet;

•       a paid advisor or consultant to Acme Packet receiving in excess of $60,000 per year in direct compensation from Acme Packet (other than fees for service as a director); and

•       an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Acme Packet and the annual payments to or from Acme Packet exceeded the greater of $200,000 or 5% of the other company’s annual gross revenues.

Our board has considered the independence of its members in light of its independence criteria. In connection with its independence considerations, the board has reviewed Acme Packet’s relationships with organizations with which our directors are affiliated, and has determined that such relationships were generally established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors. Based on the foregoing, the board has determined that, except for Andrew D. Ory, our President and Chief Executive Officer, Patrick J. MeLampy, our Chief Technology Officer and Robert G. Ory, each director of Acme Packet satisfies the criteria and is independent.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion on the board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria will include the candidate’s skills, expertise, industry and other knowledge and business and other experience that would be useful to the effective oversight of our business. The committee will not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803. All director nominations should be made in accordance with the provisions set forth in our By-Laws. You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws. For our 2008 annual meeting of stockholders, we must receive this notice either by personal delivery, nationally recognized express mail or United States mail, postage prepaid between November 11, 2007 and December 11, 2007.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

In June 2006, our board of directors adopted a Code of Business Conduct and Ethics for Employees, Executive Officers and Directors. The Company strives to apply high ethical, moral and legal principles in every aspect of its business conduct. This Code of Business Conduct and Ethics is a guide for each of the

Company’s employees, executive officers and directors to follow in meeting these principles. The Code of Business Conduct is available on our website at www.acmepacket.com. In addition, we will post on our website all disclosures that are required by law or the Nasdaq Global Market listing standards concerning any amendments to, or waivers from, any provision of the Code.

Whistleblower Policy

In June 2006, the board of directors adopted a Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters, or a whistleblower policy. This policy provides protection for employees who provide information, cause information to be provided, or otherwise assist in an investigation which the employee reasonably believes is related to fraud. The Whistleblower Policy is available on our website at www.acmepacket.com.

Certain Relationships and Related Party Transactions

Related Party Transactions

In March 2007, the board, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of certain transactions or relationships involving Acme Packet and its directors, executive officers and their affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.

We do not currently provide personal loans to our executive officers or directors.

Registration Rights Agreement

Prior to our initial public offering, we entered into a registration rights agreement with certain of our investors. Pursuant to the terms of the amended and restated registration rights agreement, at any time before the first anniversary of our initial public offering, holders of at least majority of the shares of common stock having registration rights may demand that we register all or a portion of their shares having an aggregate offering price of at least $10,000,000 for sale under the Securities Act. We are required to affect only one registration.

Communication with the Board

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Stockholders who wish to send communications on any topic to the board should address such communications to Board of Directors, in care of our Corporate Secretary, Acme Packet, Inc., 71 Third Street, Burlington, MA 01803.

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of Acme Packet, Inc. at the address set forth in the notice appearing before this proxy statement. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.acmepacket.com under the heading “Investor Relations” or contacting the Whistleblower hotline at (877) 470-8320. All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by the Audit Committee or any designated delegate thereof.

Board and Committee Evaluation Process

The Nominating and Corporate Governance Committee leads an annual assessment of the board’s performance and of its contribution as a whole. In addition, each committee of the board annually reviews its performance. The board views the annual self-assessment reviews as an integral part of its commitment to achieve high levels of board and committee performance.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Board of Directors

Our business, property and affairs are managed under the direction of the board. Directors are kept informed of our business through discussions with the executive officers of the Company, by reviewing materials provided to them and by participating in meetings of the board and its committees. All directors are expected to attend the annual meeting of stockholders.

Our board held 9 meetings during 2006 and acted by written consent 2 times. To assist it in carrying out its duties, the board has delegated certain authority to several committees. Overall attendance at board and committee meetings was 89% and attendance was at least 75% for each director at board and committee meetings, except for Patrick Melampy.

The board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Nominating Committee and Corporate Governance Committee and Compensation Committee. The table below provides membership and meeting information for the board and each committee as of the date of this proxy statement.

	Audit Committee	Nominating and Corporate Committee	Compensation Committee
Independent Directors
Gary J. Bowen	X		X
Sonja Hoel Perkins		X	X
David Elsbree	X
Robert Hower	X	X
Inside Directors
Andrew D. Ory
Patrick MeLampy
Robert G. Ory

Audit Committee

The Audit Committee’s responsibilities include:

•       appointing, retaining, approving the compensation of and assessing the independence of our independent registered public accounting firm, including pre-approval of all services performed by our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from the firm;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•       monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•       establishing procedures for the receipt and retention of accounting related complaints and concerns;

•       meeting independently with our independent registered public accounting firm and management; and

•       preparing the audit committee report required by SEC rules.

The members of the Audit Committee are Gary J. Bowen, David Elsbree and Robert Hower. The board of directors has determined that Mr. Elsbree is an “audit committee financial expert” defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee Charter is attached to this Proxy Statement as Appendix A, is published on our web site at www.acmepacket.com under the heading “Investor Relations” and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Compensation Committee

The Compensation Committee’s responsibilities include:

•       annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation and the compensation structure for our officers;

•       approving the chief executive officer’s compensation;

•       reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•       overseeing and administering our equity incentive plans; and

•       preparing the annual executive compensation report for inclusion in our proxy statement.

The members of the Compensation Committee are Gary J. Bowen and Sonja Hoel Perkins.

While our board bears the ultimate responsibility for approving compensation of our named executive officers, the Compensation Committee assists the board in discharging these responsibilities. The Compensation Committee also has the authority of the board with respect to the administration of our equity incentive plans.

In fiscal 2006, the Compensation Committee engaged DolmatConnell & Partners, Inc., an executive compensation consulting firm, to conduct a marketplace assessment of our named executive officers’ 2007 compensation in comparison to the compensation for comparable positions within our core and broader peer groups. They were engaged to complete a competitive review of our executive compensation program and to make forward looking recommendations regarding our ongoing executive compensation philosophy and course of action.

The Compensation Committee Charter is published on our web site at www.acmepacket.com under the heading “Investor Relations” and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•       identifying individuals qualified to become directors;

•       reviewing with the board the standards to be applied in making determinations regarding independence of board members;

•       reviewing and making recommendations to the board with respect to size, composition and structure;

•       developing and recommending to the board our code of business conduct and ethics;

•       developing and recommending to the board Corporate Governance Guidelines;

•       overseeing an annual evaluation of the board; and

•       providing general advice to the board on corporate governance matters.

The members of the Nominating and Corporate Governance Committee are Sonja Hoel Perkins and Robert Hower.

The Nominating and Corporate Governance Committee Charter is published on our web site at www.acmepacket.com under the heading “Investor Relations” and is also available in print to any stockholder who requests it by writing to Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803 or by emailing ir@acmepacket.com.

Policies Governing Director Nominations

Director Qualification

The Nominating and Corporate Governance Committee is responsible for reviewing with our board, from time to time, the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and the composition of the board of directors.

The Nominating and Corporate Governance Committee considers the criteria set forth in our Corporate Governance Guidelines. In determining the suitability of candidates for the board, the Nominating and Corporate Governance Committee will take into account an individual’s skills, expertise, industry and other knowledge and business and other experience that would be useful for the effective oversight of our business.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Committee believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee’s specified qualifications. The Committee may also receive recommendations from existing directors, executive officers, key business partners, and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth above under “Director Qualifications.”  The board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria discussed above under “Director Qualifications”. Any stockholder recommendations for director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for board membership and should be addressed in writing to the Nominating and Corporate Governance Committee, care of Acme Packet, Inc., Investors Relations, 71 Third Avenue, Burlington, MA 01803.  In addition, our by-laws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures.

From time to time, the board may establish other committees to facilitate the management of our business.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of Acme Packet or any subsidiary of Acme Packet.

ELECTION OF DIRECTORS
(Item No. 1 on the proxy card)

Our full board consists of seven directors. Pursuant to our Amended and Restated By-laws, our board is divided into three classes, with one class of directors elected each year for a three-year term of office at the annual meeting of stockholders. All directors of a class hold their positions until the annual meeting of stockholders at which their terms of office expire or until their successors have been duly elected and qualified.

The current composition of the board is:

Class I Directors (serving until the 2007 Annual Meeting of Stockholders)	Sonja Hoel Perkins Andrew D. Ory
Class II Directors (serving until the 2008 Annual Meeting of Stockholders)	Gary Bowen Robert Hower
Class III Directors (serving until the 2009 Annual Meeting of Stockholders)	David Elsbree Patrick MeLampy Robert G. Ory

The board has nominated Ms. Sonja Hoel Perkins and Mr. Andrew D. Ory  for re-election as Class I directors to hold office until the Annual Meeting of Stockholders to be held in 2010 or until their respective successors have been duly elected and qualified. In the event that any of the nominees shall be unable or unwilling to serve as a director, the board  shall reserve discretionary authority to vote for a substitute or substitutes. The board has no reason to believe that any of the nominees will be unable or unwilling to serve. Proxies cannot be voted for any persons other than the nominees.

Nominees for Election

Sonja Hoel Perkins, age 40, has served as one of our directors since January 2001. Ms. Hoel Perkins has been a managing director and general partner of Menlo Ventures, a venture capital firm, since July 1996 and has been employed by Menlo Ventures since July 1994.

Andrew D. Ory, age 40, is a co-founder of Acme Packet and has served as our President and Chief Executive Officer and one of our directors since our inception in August 2000. Prior to founding Acme Packet, Mr. Ory was a co-founder, Chief Executive Officer and Chairman of Priority Call Management, Inc., a producer of network-based solutions that allowed service providers to offer prepaid calling, enhanced messaging and one number services, from 1991 until 1999. In 1999, Mr. Ory managed the acquisition of Priority Call by the LHS Group for $162 million.

Continuing Directors

Continuing Class II Directors

Gary J. Bowen, age 60, has served as one of our directors since January 2001 and has been a private investor since 1996. From January 1990 to 1996 he served as Executive Vice President of Field Operations and Chief Marketing Officer of Bay Networks.

Robert Hower, age 42, has served as one of our directors since February 2003. Mr. Hower is a General Partner at Advanced Technology Ventures, a venture capital firm. Prior to joining Advanced Technology Ventures in March 2002, he was a director at BancBoston Ventures, a venture capital firm, which he joined in February 2000.

Continuing Class III Directors

David Elsbree, age 59, has served as a one of our directors since November 2006. From June 1981 until May 2004, Mr. Elsbree was employed by Deloitte & Touche, most recently as a former senior partner where he served many of the firm’s most complex software and technology client companies. Mr. Elsbree served in a number of leadership roles in the firm’s high technology practice, including partner-in-charge of the New England High Technology Practice. Mr. Elsbree serves on the Board of Directors of Art Technology Group, Inc. and is a member of the National Association of Corporate Directors and Financial Executives International. Mr. Elsbree is a graduate of Northeastern University.

Patrick J. MeLampy, age 48, is a co-founder of Acme Packet and has served as our Chief Technology Officer and one of our directors since our inception in August 2000. Prior to founding Acme Packet, Mr. MeLampy served as the Vice President of Engineering for Priority Call Management, Inc. from 1991 through its acquisition by the LHS Group in 1999.

Robert G. Ory, age 74, has served as one of our directors since our inception in August 2000. Mr. Ory also served as our Treasurer from August 2000, through the completion of our initial public offering (IPO). Mr. Ory has served as our Assistant Treasurer since October 2006. Prior to joining Acme Packet, Mr. Ory was a co-founder, Treasurer, Clerk and director of Priority Call Management, Inc. from its inception in 1991 until its sale to the LHS Group in 1999.

Executive Officers

Our executive officers and their positions as of March 30, 2007, are set forth below:

Name	Position(s)
Andrew D. Ory	President and Chief Executive Officer; Director
Patrick J. MeLampy	Chief Technology Officer; Director
Keith Seidman	Chief Financial Officer and Treasurer
Dino Di Palma	Vice President Sales and Business Development
David C. Hunter	Vice President Engineering
Seamus Hourihan	Vice President Marketing and Product Management
Erin Medeiros	Vice President Professional Services

Keith Seidman, age 51, has served as our Chief Financial Officer since February 2001and since the completion of our IPO has  served as our Treasurer. Prior to joining Acme Packet, Mr. Seidman served as the Chief Financial Officer of Spotfire, Inc., an interactive, visual data analysis applications and services company. From September 1996 to September 1999, he served as Chief Financial Officer for Priority Call Management, Inc. From July 1991 to September 1996, Mr. Seidman served as Executive Vice President and Chief Financial Officer of Duracraft Corp., a consumer products company, where he helped plan and execute its IPO and its subsequent acquisition by Honeywell Inc. Mr. Seidman is a Certified Public Accountant.

Dino Di Palma, age 39, has served as our Vice President Sales and Business Development since February 2001. Prior to joining Acme Packet, he served six years as Manager of Systems Engineering, Vice President of CALA Sales and Vice President Business Development at Sema Priority Call, Inc., a developer and marketer of open, distributed telecommunications solutions for next-generation public networks.

David C. Hunter, age 51, has served as our Vice President of Engineering since January 2007. Prior to joining Acme Packet, he served at BancBoston Ventures as a management and technology advisor from June 2000 through March 2004 and Advanced Technology Ventures as a management and technology advisor from January 2002 through January 2007. Prior to these positions, Mr. Hunter served as Executive Vice president, Chief Operating Officer, Chief Technical Officer, and Member of the Board of Directors of Aware, Inc. Previous to Aware, Inc., Mr. Hunter founded, served on the Board of Directors and was Vice President of Engineering for IDEAssociates.

Seamus Hourihan, age 53, has served as our Vice President Marketing and Product Management since August 2001. Prior to joining Acme Packet, Mr. Hourihan was Vice President of Marketing for Pingtel, Inc., a provider of SIP products and technology, from November 1999 to July 2001.

Erin Medeiros, age 33, has served as our Vice President Professional Services since November 2005. Ms. Medeiros served as our Manager of Systems Engineering from June 2001 to October 2005. Prior to joining Acme Packet, Ms. Medeiros spent six years in systems engineering at Sema Priority Call, Inc.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of March 30, 2007 by:

•       each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•       each of our directors;

•       each of our named executive officers; and

•       our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to our common stock. Shares of common stock issuable under options that are exercisable within 60 days after March 30, 2007 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The percentage of shares of common stock outstanding reflects the conversion, upon the closing of this offering, of all outstanding preferred stock into common stock.

Name and Address of Beneficial Owner(1)	Number	Percentage
5% Stockholders
Menlo Ventures IX, L.P. and related entities(2)	13,300,076	22.65%
3000 Sand Hill Road Building 4, Suite 100 Menlo Park, California 94025
Advanced Technology Ventures VII, L.P. and related entities(3)	6,877,716	11.71
Bay Colony Corporate Center 1000 Winter Street, Suite 3700 Waltham, Massachusetts 02451
Canaan Partners(4)	3,254,769	5.54
105 Rowayton Avenue Rowayton, Connecticut 06853
Directors and Officers
Andrew D. Ory(5)	5,250,012	8.92
Patrick J. MeLampy(6)	6,164,206	10.47
Dino Di Palma(7)	367,061	*
Keith Seidman(8)	422,488	*
James Hourihan(9)	387,625	*
Robert G. Ory(10)	2,647,108	4.51
Sonja Hoel Perkins(11)	13,300,076	22.65
Gary Bowen(12)	1,167,787	1.99
Robert C. Hower(13)	6,877,716	11.71
David Elsbree(14)	11,687	*
All directors and executive officers as a group (12 persons)	36,707,223	61.48

(1)          Unless otherwise indicated, the address of each stockholder is c/o Acme Packet, Inc., 71 Third Avenue, Burlington, MA 01803.

(2)          Shares beneficially owned consists of 12,603,976 shares held by Menlo Ventures IX, L.P. (“Menlo IX”), 413,910 shares held by Menlo Entrepreneurs Fund IX, L. P. (“Menlo Entrepreneurs IX”), 50,171 shares held by Menlo Entrepreneurs Fund IX (A), L. P. (“Menlo Entrepreneurs IX(A)”) and 225,769 shares held by MMEF IX, L.P. (“MMEF” and together with Menlo IX, Menlo Entrepreneurs IX and Menlo Entrepreneurs IX(A), the “Menlo Investing Entities”). The managing members of MV Management IX, L.L.C. (“MV-IX”), the general partner of each of the Menlo Investing Entities, exercise voting and investment power over these shares. The managing members of MV-IX are Sonja Hoel Perkins, H.D. Montgomery, John W. Jarve, Douglas C. Carlisle, Mark A. Siegel, Kenneth H. Calhoun, Arvind Purushotham, Pravin A. Vazirani and Shawn T. Carolon. Menlo IX, Menlo Entrepreneurs IX, Menlo Entrepreneurs IX(A) and MMEF may be deemed to be a member of a Section 13(d) “group.” Menlo Entrepreneurs IX, Menlo Entrepreneurs IX(A) and MMEF disclose the existence of such group and disclaim beneficial ownership of any shares held by Menlo IX. Ms. Hoel Perkins is a managing member of the general partner of Menlo IX and one of our directors. Shares beneficially owned also include 6,250 shares subject to options exercisable within 60 days of March 30, 2007 granted to Ms. Hoel Perkins in her capacity as a director. This information is based on a Schedule 13G filed with the SEC on February 5, 2007.

(3)          Shares beneficially owned consists of 6,390,891 shares held by Advanced Technology Ventures VII L.P (“ATV”), 256,463 shares held by Advanced Technology Ventures VII (B) L.P (“ATV (B)”), 123,273 shares held Advanced Technology Ventures VII (C) L.P. (“ATV (C)”), 38,085 shares held by ATV Entrepreneurs VII L.P. (“ATV Entrepreneurs”), 23,299 shares held by ATV Alliance 2001 L.P. (“ATV 2001”) and 14,455 shares held by ATV Alliance 2002 L.P. (“ATV 2002” and together with ATV, ATV (B), ATV (C), ATV 2001 and ATV Entrepreneurs, the “ATV Investing Entities.”) Shares beneficially owned includes 25,000 shares, and 6,250 shares subject to options exercisable within 60 days of March 30, 2007 held by Robert Hower, a managing director of ATV Associates VII, LLC and one of our directors. Each of the ATV Investing Parties disclaims beneficial ownership of the shares held by Mr. Hower. No natural person holds voting or dispositive power for any of the ATV Investing Entities holding shares of our common stock. ATV Associates VII LLC (“ATV VII LLC”) is the general partner of ATV, ATV(B), ATV(C) and ATV Entrepreneurs. ATV VII LLC controls the investment and voting decisions of such entities. Decisions of the ATV VII LLC are made by a board of six managing directors (the  “ATV Managing Directors”). The ATV Managing Directors are Steve Baloff, Michael Carusi, Wes Raffel, Jean George, Bob Hower and William Wiberg. Each of the ATV Managing Directors disclaims beneficial ownership of the shares held by ATV, ATV(B), ATV(C) and ATV Entrepreneurs. ATV Alliance Associates, LLC (“ATV Alliance”), the general partner ATV 2001 and ATV 2002, exercises voting and dispositive authority over the shares held by each of the ATV 2001 and ATV 2002. Decisions of the ATV Alliance are made by the sole manager, Jean M. George (the ”ATV Alliance Manager”). The ATV Alliance Manager disclaims beneficial ownership of the shares held by the ATV 2001 and ATV 2002. Each of ATV VII LLC and ATV Alliance disclaims beneficial ownership of any shares held by any of the ATV Investing Entities. This information is based on a Schedule 13G filed with the SEC on February 13, 2007.

(4)          Shares beneficially owned consist of 2,131,873 shares held by Canaan Equity II, L.P. (“Canaan”), 953,648 shares held by Canaan Equity II L.P. (QP) (“Canaan QP”), and 169,248 shares held by Canaan Equity II Entrepreneurs LLC (“Canaan Entrepreneurs”). Canaan Equity Partners II LLC, a Delaware limited liability company (“Canaan LLC”) is the sole general partner of Canaan II and Canaan QP, and the sole manager of Canaan Entrepreneurs. Canaan LLC has sole voting and dispositive power over these shares. Each of John V. Balen, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, Eric A. Young, Charmers Landing LLC (“Charmers”), Stonehenge LLC (“Stonehenge”) and Waubeeka LLC (“Waubeeka”) are managers of Canaan LLC. The sole managers of Charmers, Stonehenge, and Waubeeka are Messrs. Stephen L Green, Gregory Kopchinsky and Guy M. Russo, respectively. This information is based on a Schedule 13G filed with the SEC on February 14, 2007.

(5)          Shares beneficially owned include 172,916 shares subject to options exercisable within 60 days of March 30, 2007 and 145,161 shares held by his wife, Linda Hammett Ory. Mr. Ory disclaims beneficial ownership of the shares held by Ms. Ory.

(6)          Shares beneficially owned include 172,916 shares subject to options exercisable within 60 days of March 30, 2007 and 2,000,000 shares owned by the MeLampy-Lawrence Family Trust for the benefit of the minor children of Mr. MeLampy. Mr. MeLampy’s wife is the trustee of The MeLampy-Lawrence Family Trust.

(7)          Shares beneficially owned include 28,729 shares held by his wife, Annalisa Ouellette Di Palma. Also includes 218,332 shares subject to options exercisable within 60 days of March 30, 2007.

(8)          Shares beneficially owned include 10,000 shares held by Arleen B. Seidman, Mr. Seidman’s wife, as custodian for the benefit of their minor daughter, and 5,322 shares held jointly by Mr. Seidman and Ms. Seidman. Also includes 129,166 shares subject to options exercisable within 60 days of March 30, 2007.

(9)          Shares beneficially owned include 164,375 shares subject to options exercisable within 60 days of March 30, 2007 and 16,771 shares of restricted stock that are subject to vesting more than 60 days after March 30, 2007. Mr. Hourihan is referred to elsewhere in this proxy statement as Seamus Hourihan.

(10)   Shares beneficially owned include 1,800,000 shares owned by The Ory Family Trust for the benefit of the minor children of Andrew D. Ory and Linda Hammett Ory and 168,585 shares held by his wife, Marjorie Ory. Mr. Ory is a trustee of The Ory Family Trust and exercises shared voting and investment control over the shares held by The Ory Family Trust. Mr. Ory and Marjorie Ory are the parents of Andrew D. Ory, our Chief Executive Officer and President and one of our directors and founders. Mr. Ory disclaims beneficial ownership of the shares held by his wife, Marjorie Ory and the shares held by The Ory Family Trust.

(11)   Shares beneficially owned includes 12,603,976 shares held by Menlo IX, 413,910 shares held by Menlo Entrepreneurs XI, 50,171 shares held by Menlo Entrepreneurs XI (A), 225,769 shares held by MMEF. Also includes 6,250 shares subject to options exercisable within 60 days of March 30, 2007. Ms. Hoel Perkins is a general partner of Menlo IX and one of our directors. Ms. Hoel Perkins is a managing member of MV Management IX LLC, which is the general partner of Menlo IX, Menlo Entrepreneurs IX, Menlo Entrepreneurs IX(A) and MMEF. Ms. Hoel Perkins disclaims beneficial ownership of the shares owned directly by the Menlo Investing Entities except to the extent of any indirect pecuniary interest therein.

(12)   Shares beneficially owned include 6,250 shares subject to options exercisable within 60 days of March 30, 2007.

(13)   Shares beneficially owned includes 6,390,891 shares held by ATV, 256,463 shares held by ATV (B), 123,273 shares held ATV (C), 38,085 shares held by ATV Entrepreneurs, 23,299 shares held by ATV 2001 and 14,455 shares held by ATV 2002. Also includes 6,250 shares subject to options exercisable within 60 days of March 30, 2007. Mr. Hower is a managing director of ATV Associates VII, LLC and one of our directors. Mr. Hower disclaims beneficial ownership of the shares held by the ATV Investing Entities.

(14)   Shares beneficially owned include 6,250 shares subject to options exercisable within 60 days of March 30, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC. Based on our records and other information, we believe that, in 2006, none of our directors, executive officers or 10% stockholders failed to file a required report on time.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Prior to our initial public offering in October 2006, our board oversaw and administered our executive compensation program. The Compensation Committee of the board currently has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to executive officers are similar to those provided to other executive officers.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 21, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executive officers’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. Our executive compensation program is designed to attract and retain those individuals with the skills necessary for us to achieve our long-term business plan, to motivate and reward individuals who perform at or above the levels that we expect and to link a portion of each executive officers compensation to the achievement of our business objectives. To that end, the Committee believes executive compensation packages provided by the Company to its executive officers, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all elected officers of the Company. Decisions regarding the non-equity compensation of other executive officers are made by the Chief Executive Officer.

The  Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the  Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executive officers to achieve the business goals set by the Company and reward the executive officers for achieving such goals. In furtherance of this, in November 2006 the Committee engaged DolmatConnell & Partners, Inc., an executive compensation consulting firm, to conduct an annual review of its total compensation program for the Chief Executive Officer as well as for other key executive officers. DolmatConnell & Partners, Inc. provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and on the recommendations being made by the Company’s management for executive officers other than the Chief Executive Officer.

Specifically, DolmatConnell & Partners, Inc. assisted the Compensation Committee with a marketplace assessment of our named executive officers’ 2007 compensation in comparison to the compensation for comparable positions within our core and broader peer groups. They were engaged to complete a competitive review of our executive compensation program and to make forward-looking recommendations regarding our ongoing executive compensation philosophy and course of action.

In making compensation decisions, the Compensation Committee compares each element of total compensation against a peer group of publicly-traded and privately-held companies, collectively referred to as the “Compensation Peer Group.” The Compensation Peer Group, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes Acme Packet competes for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

MRV Communications, Inc.	NMS Communications Corporation
Westell Technologies	Carrier Access Corporation
C-COR Incorporated	Network Equipment Technologies, Inc
Sonus Networks, Inc.	Sycamore Networks, Inc.
Redback Networks, Inc.	Ditech Networks, Inc.
Zhone Technologies, Inc.	Performance Technologies, Incorporated
Packeteer, Inc.	Teltronics, Inc.
Communication Systems, Inc	iXia
Riverbed Technology, Inc

For comparison purposes, Acme Packet’s annual revenues are slightly below the median revenues of the Compensation Peer Group. Because of the large variance in size among the companies comprising the Compensation Peer Group, regression analysis is used to adjust the compensation data for differences in company revenues. This adjusted value is used as the basis of comparison of compensation between Acme Packet and the companies in the Compensation Peer Group.

The Company competes with many larger companies for top executive-level talent. Accordingly, the Compensation Committee generally sets compensation for executive officers between  the 50th  and 60th percentiles of compensation paid to similarly situated executive officers of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives recognize the Committee’s expectation that, over the long term, Acme Packet will continue to generate stockholder returns in excess of the average of its peer group. In December 2006, utilizing the recommendations contained in the DolmatConnell & Partners, Inc. report,  the Compensation Committee recommended, and our board of directors approved, base salaries for 2007 for our executive officers.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company, depending on the type of award, compared to established goals.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were base salary and performance-based incentive compensation.

Base Salary

The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive officer based on his or her position and responsibility by using market data. In determining the base salaries for 2006, our board analyzed the base salary and performance-based compensation of each executive officer in light of the January 2006 Culpepper Global Compensation and Benefits Survey for companies with annual revenues in the $30 million to $100 million range.

During its review of base salaries for executive officers, the Compensation Committee primarily considers:

•       market data provided by outside consultants;

•       internal review of the executive officer’s compensation, both individually and relative to other executive officer; and

•       individual performance of the executive officer.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of named executive officer are based on the Compensation Committee’s assessment of the individual’s performance.

Performance-Based Incentive Compensation

Annual performance-based compensation for 2006, as set forth in the Summary Compensation Table below, was based on our bookings objectives. The target performance-based compensation level ranged from 35% to 50% of each respective  named executive officer’s base salary. In order for any payments to be received, the Company had to achieve a minimum of 100% of its bookings goal. If the Company exceeds the booking target by 100% to 110%, the payment is increased on a linear basis. If the Company exceeds over 110% of the bookings target, the payment is accelerated for each 1% increase in the bookings target attained, by a 2% increase in the payment. Actual bookings for 2006 were 114.6% of the performance target. Accordingly, the performance-based compensation amounts for our named executive officers were in excess of the 35% to 50% named executive officers’ base salary.

During 2006, the Compensation Committee approved a $75,000 discretionary incentive payment for Keith Seidman, our Chief Financial Officer and Treasurer, in connection with Mr. Seidman’s performance and participation in our initial public offering.

In December 2006, the Compensation Committee recommended, and the board of directors approved, the 2007 Executive Bonus Plan. The 2007 Executive Bonus Plan provides for the payment of an annual cash bonus based on an individual targeted bonus amount for each executive officer, ranging from 40% to 60% of the named executive officer’s base salary. In connection with the 2007 Executive Bonus Plan, financial targets were established in conjunction with our annual budget process. The Compensation Committee has chosen full year Non-GAAP earnings before income taxes as the target metric for payment under the 2007 Executive Bonus Plan. Non-GAAP earnings before income taxes is expected to be pre-tax earnings before stock-based compensation expense. Individual performance is not included in the determination of performance-based compensation.

In order for any of the named executive officers to be paid any amounts under the 2007 Executive Bonus Plan, we must reach or exceed a minimum of 90% of the targeted Non-GAAP earnings before income taxes amount. If the 90% threshold is achieved, then each of our named executive officers will earn 75% of their targeted bonus amount. Furthermore, each of our named executive officers will earn an additional 2.5% of their targeted bonus amount for each 1% of the target Non-GAAP earnings before income taxes achieved over 90% until 100% of the target Non-GAAP earnings before income taxes is achieved. If greater than 100% of the target Non-GAAP earnings before income taxes is achieved, then the named  executive officer will earn an additional 2% of their targeted bonus for each 1% of the target Non-GAAP earnings before income taxes achieved over 100%. The maximum bonus amount that each named executive officer can earn is 150% of their targeted bonus amount. The specific target metrics used by the Company goals are considered by the Compensation Committee to be confidential commercial and financial company information, disclosure of which would result in competitive harm for the Company. The targeted goals are set with a reasonable level of difficulty that requires that the Company and executive officers to perform at a high level in order to meet the goals and the likelihood of attaining these goals is not assured.

We expect that bonus amounts, if earned will be paid during the fiscal quarter following the release of our audited financial statements for the applicable year.

Ownership Guidelines

The Company currently does not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee is satisfied that stock and option holdings among our directors and officers are sufficient at this time to provide motivation and to align this group’s interest with those of our stockholders.

Stock Option Program

The Stock Option Program assists the Company to:

•       enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•       provide an opportunity for increased equity ownership by executives officers; and

•       maintain competitive levels of total compensation.

Generally, a significant stock option grant is made in the year when an executive officer commences employment. This grant is made within our written guidelines for new-hire grants, consistent with the executive officer’s position. The guidelines were developed based on our historical practices. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment in which we operate. Prior to January 2006, upon receipt of a stock option grant, employees had the choice of receiving an Incentive Stock Option or to purchase the stock pursuant to an employee stock purchase agreement which contains vesting restrictions on the underlying shares.

Subsequent option grants may be made at varying times and in varying amounts at the discretion of the Compensation Committee. Historically, they have been made during our semi-annual review cycles. The Compensation Committee considers replenishment grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. Each executive officer’s performance during the prior year is measured during the performance review process, but corporate performance is also considered when follow-on options are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in the company’s employ. The option will provide a return to the executive officer only if he or she remains in our employ, and then only if the market price of our common stock increases over the option term.

Newly hired or promoted employees,  including executive officers, are awarded such options at the next regularly scheduled Compensation Committee meeting on or following their hire date.

Options are awarded at the Nasdaq’s closing price of our common stock on the date of the grant.  If the Compensation Committee approves the grant of options within two weeks prior to a scheduled release of our quarterly earnings or within two weeks prior to any other material public announcement, the date of grant will be the second trading day following such a release. The majority of the options granted by the Compensation Committee vest at a rate of 25% per year over the first four years of the ten-year option term, with the exception of options awarded to Andrew D. Ory, our President and Chief Executive Officer and Patrick J. MeLampy, our Chief Technology Officer. Mr. Ory’s and Mr. MeLampy’s options vest at a rate of 25% per year over the first four years of the five-year option term. Vesting and exercise rights cease upon termination of employment, except in the case of death (subject to a one year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. The named executive officers did not receive any stock option awards in 2006.

As the Company has been in a high-growth phase of our business and our stock has only recently become publicly traded, the Compensation Committee believes that stock option awards currently provide a powerful incentive to our officers. However, the Compensation Committee may make restricted stock grants or other equity-based awards in the future.

Retirement and Other Benefits

401(k) Plan

We maintain a deferred savings retirement plan for our U.S. employees. The deferred savings retirement plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. Contributions to the deferred savings retirement plan are not taxable to employees until withdrawn from the plan. The deferred savings retirement plan provides that each participant may contribute up to 20% of his or her pre-tax compensation (up to a statutory limit, which was $15,000 in 2006). Under the plan, each employee is fully vested in his or her deferred salary contributions. The deferred savings retirement plan also permits us to make additional discretionary contributions, subject to established limits and a vesting schedule. To date, the Company has not made any discretionary contributions.

Perquisites and Other Personal Benefits

Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time, we do not provide special benefits or other perquisites to our executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For fiscal 2006, no named executive officer received executive compensation  under Section 162(m) of the Internal Revenue Code in excess of $1,000,000.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its in accordance with the requirements of FASB Statement 123(R) (Share-Based Payment).

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Acme Packet for the year ended December 31, 2006 of those persons who served as  our principal executive officer during the year ended December 31, 2006, our principal financial officer during the year ended December 31, 2006 and  our other three most highly compensated executive officers for the year ended December 31, 2006. We refer to our principal executive officers, principal financial officer and the other three highly compensated executive officers throughout this proxy statement collectively as our “named executive officers”.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Andrew D. Ory	2006	260,000		—		—	—	154,861	806	$415,667
President and Chief Executive Officer
Patrick J. MeLampy	2006	260,000		—		—	—	154,861	929	415,790
Chief Technology Officer
Keith Seidman	2006	222,000		75,000	(3)	—	—	92,559	1,023	390,582
Chief Financial Officer and Treasurer
Dino Di Palma	2006	355,338	(2)	—		—	—	—	656	355,994
Vice President Sales and Business Development
Seamus Hourihan	2006	185,000		—		—	—	77,133	881	263,014
Vice President Marketing and Product Management

(1)           Amounts reflect base salary before pre-tax contributions and are reported in the year earned, even if paid subsequent to December 31, 2006.

(2)           This amount represents both salary and commissions earned in 2006.

(3)           This amount represents an amount earned and paid in 2006 associated with a performance bonus associated with Mr. Seidman’s participation in our initial public offering.

(4)           These amounts represent amounts earned in 2006, but were not paid until fiscal year 2007.

(5)           These amounts represent Group Term Life Insurance and Long-Term Disability benefits paid on behalf of our named executive officers in 2006.

Grants of Plan-Based Awards

The table set forth below provides information regarding grants of plan-based awards made during 2006 to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Under-	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum (1) ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	lying Options (#)	Option Awards ($/Sh)	Option Awards ($)
Andrew D. Ory	3/30/06	—	130,000	—	—	—	—	—	—	—	—
Patrick J. MeLampy	3/30/06	—	130,000	—	—	—	—	—	—	—	—
Keith Seidman	3/30/06	—	77,700	—	—	—	—	—	—	—	—
Dino Di Palma	—	—	—	—	—	—	—	—	—	—	—
Seamus Hourihan	3/30/06	—	64,750	—	—	—	—	—	—	—	—

(1)             Our non-equity incentive plans in 2006 did not provide for limits on compensation. The Company’s 2006 Performance-Based compensation was set as targeted bookings. Actual bookings for 2006 were 114.6% of the performance target. Accordingly, the performance-based compensation amounts for our named executive officers were in excess of the 35% to 50% named executive officers’ base salary.

(2)             Equity-based awards were not granted to the named executive officers in 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(#)
Andrew D. Ory	64,583	35,417	—	0.33	5/19/2009	—	—	—	—
	75,000	225,000	—	1.10	12/23/2010	—	—	—	—
Patrick J. MeLampy	64,583	35,417	—	0.33	5/19/2009	—	—	—	—
	75,000	225,000	—	1.10	12/23/2010	—	—	—	—
Keith Seidman	25,000	—	—	0.20	2/27/2012	—	—	—	—
	24,375	5,625	—	0.20	9/18/2013	—	—	—	—
	14,583	10,417	—	0.30	8/16/2014	—	—	—	—
	8,125	21,875	—	0.85	11/23/2015	—	—	—	—
	37,500	112,500	—	1.00	12/23/2015	—	—	—	—
Dino Di Palma	50,000	—	—	0.20	9/17/2012	—	—	—	—
	36,458	13,542	—	0.20	1/14/2014	—	—	—	—
	29,167	20,833	—	0.30	8/16/2014	—	—	—	—
	28,750	31,250	—	0.55	1/19/2015	—	—	—	—
	8,125	21,875	—	0.85	11/23/2015	—	—	—	—
	37,500	112,500	—	1.00	12/23/2015	—	—	—	—
Seamus Hourihan	73,750	—	—	0.20	8/29/2011	—	—	—	—
	30,000	—	—	0.20	9/17/2012	—	—	—	—
	8,125	21,875	—	0.85	11/23/2015	—	—	—	—
	37,500	112,500	—	1.00	12/23/2015	—	—	—	—
	—	—	—	—	—	—	—	8,125	167,700
	—	—	—	—	—	—	—	10,417	215,007

(1)             Options generally expire ten years from the date of grant, except in the case of Mr. Ory and Mr. MeLampy whose options expire five years from the date of grant.

(2)             These amounts are equal to the closing price of our common stock on the NASDAQ as of December 31, 2006 multiplied by the number of shares that have not yet vested as of December 31, 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
Andrew D. Ory	—	—	—	—
Patrick J. MeLampy	—	—	—	—
Keith Seidman	—	—	—	—
Dino Di Palma	—	—	—	—
Seamus Hourihan	—	—	13,752	95,691

(1)          These amounts are equal to the closing price of our common stock on the NASDAQ on the vesting date times the number of shares vested for shares vesting on or before October 13, 2006, the date of our initial public offering. For vesting dates prior to October 13, 2006 the amounts are equal to the fair market value of our common stock as estimated by our board of directors, with input from management and a third-party valuation specialist, times the number of shares vested.

Equity Compensation Plan Information

The following table sets forth equity compensation plan information as of December 31, 2006:

	Number of Shares	Weighted Average	Number of
	To be Issued Upon Exercise of	Exercise Price of Outstanding	Shares Remaining Available For
Plan Category	Outstanding Options	Options	Future Issuance
Equity compensation plans approved by stockholders	8,822,694	$1.89	2,972,500
Equity compensation plans not approved by stockholders	—	—	—
Total	8,822,694	$1.89	2,972,500

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

We do not have formal employment agreements with any of our named executive officers. The initial compensation of each of our named executive officers was set forth in an offer letter that we executed with each of them at the time their employment commenced with us. Each offer letter provides that the executive officers’ employment with us is on an at-will basis. Other than as described below, the Company does not have a formal policy or any agreements providing severance or any post-termination benefits to its executive officers.

Change-in-Control Provisions

Pursuant to his incentive stock option agreement dated December 23, 2005, Andrew D. Ory, a director and our President and Chief Executive Officer, will vest in 50% of his option shares if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation by more than 50 miles of our principal place of business, or he is terminated without cause. Pursuant to his incentive stock option agreement dated May 19, 2004, Mr. Ory will vest in 50% of his then unvested option shares upon a sale of our company.

Pursuant to his incentive stock option agreement dated December 23, 2005, Patrick J. MeLampy, a director and our Chief Technology Officer, will vest in 50% of his then unvested option shares if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause. Pursuant to his incentive stock option agreement dated May 19, 2004, Mr. MeLampy will vest in 50% of his then unvested option shares upon a sale of our company.

Pursuant to his incentive stock option agreements dated November 23, 2005, August 16, 2004, September 18, 2003 and February 27, 2003, Keith Seidman, our Chief Financial Officer, will vest in 50% of his then unvested option shares upon a sale of our company and will vest in full if, within one year following a sale of our company, he dies, experiences any adverse change in authority, duty or responsibility, terminates his employment following a relocation of our principal place of business by more than 50 miles, or is terminated without cause. Pursuant to his incentive stock option agreement dated December 23, 2005, Mr. Seidman will vest in 50% of his then unvested option shares if, within one year of a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause.

Pursuant to his incentive stock option agreement dated December 23, 2005, Dino Di Palma, our Vice President of Sales and Business Development, will vest in 50% of his then unvested option shares if, within one year following a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause. Pursuant to his incentive stock option agreements dated November 23, 2005, January 19, 2005, August 16, 2004 and January 14, 2004, Mr. Di Palma will vest in 50% of his then unvested option shares upon a sale of our company.

Pursuant to his Employee Stock Purchase Agreements dated September 15, 2004 and January 29, 2004, Seamus Hourihan, our Vice President of Marketing and Product Management, will vest in 50% of his then unvested restricted shares upon a sale of our company. Pursuant to his incentive stock option agreement dated December 23, 2005, Mr. Hourihan will vest in 50% of his then unvested option shares if, within one year of a sale of our company, he experiences any adverse change in authority, duty or responsibility, he terminates his employment following a relocation of our principal place of business by more than 50 miles, or he is terminated without cause.

The following table describes the potential benefits upon a change in control or a termination after a change in control as of December 31, 2006.

Name	Change in Control ($)(1)	Material Adverse Change in Authority of Responsibility Following a Change in Control(2)($)	Voluntary Termination Following a Change in Control and a Relocation of the Principal Place of Business by More than 50 miles(2)($)	Termination without Cause Following a Change in Control(2)($)	Death(2)($)
Andrew D. Ory	359,666	2,198,250	2,198,250	2,198,250	—
Patrick J. MeLampy	359,666	2,198,250	2,198,250	2,198,250	—
Keith Seidman	379,882	1,864,513	1,864,513	1,864,513	759,763
Dino Di Palma	880,630	1,104,750	1,104,750	1,104,750	—
Seamus Hourihan	188,978	1,321,203	1,321,203	1,321,203	—

(1)          Represents the number of shares that will vest upon a change in control multiplied by the market price of our common stock on the Nasdaq at December 31, 2006, less the exercise price of such option or purchase price of such restricted shares.

(2)          Represents the number of shares that will vest upon a change of control and the specific criteria having been met within a one year period, multiplied by the market price of our common stock on the NASDAQ at December 31, 2006 less the exercise price of such option or purchase price of such restricted shares.

Director Compensation

Non-employee directors will be eligible to participate in our 2006 Director Option Plan. Pursuant to this plan, each non-employee director will be eligible to receive an option to purchase a number of shares of common stock upon his or her initial appointment or election to the board of directors. Non-employee directors also will be eligible to receive an option to purchase a number of shares of common stock at each year’s annual general meeting at which he or she serves as a director. The fair value of each option will be determined by the board using a generally accepted option pricing valuation methodology, such as the Black-Scholes model or binomial method, with such modifications as it may deem appropriate to reflect the fair value of such options. All options will vest in a series of four equal quarterly installments, with the first quarterly installments becoming exercisable on the first day of the first calendar quarter after the grant date and an additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the option has become exercisable in full, so long as the optionholder continues to serve as a director on such vesting date. Each option will terminate upon the earlier of ten years from the date of grant or three months after the optionee ceases to serve as a director. The exercise price of these options will be the fair market value of our common stock on the date of grant. If the Compensation Committee approves the grant of options within two weeks prior to a scheduled release of our quarterly earnings or within two weeks prior to any other material public announcement, the date of grant will be the second trading day following such a release.

In December 2005, we granted an option to purchase 300,000 common shares under our 2000 Equity Incentive Plan, as amended, to each of Andrew D. Ory and Patrick J. MeLampy, both of whom are employee directors. Each option has a term of five years and an exercise price of $1.10 per share, which represented 110% of the fair market value of our common stock on the date of grant as determined by the board. These options were granted to Mr. Ory and Mr. MeLampy in their capacities as our Chief Executive Officer and Chief Technology Officer, respectively, and not in their capacities as directors.

Upon the completion of initial public offering in October 2006, we granted our non-employee directors each an option for 12,500 shares of our common stock pursuant to our 2006 Equity Incentive Plan. The options are exercisable in a series of four equal quarterly installments, with the first of such quarterly installments becoming exercisable on January 1, 2007 and each additional quarterly installment becoming exercisable on the first day of each calendar quarter thereafter until the options shall become exercisable for all of the shares of common stock underlying the options. Upon a change of control of the Company, these options will automatically accelerate so that the underlying shares will be immediately exercisable.

In 2006, cash compensation totaling $5,000 was earned by David Elsbree. In addition to amounts paid to him, Mr. Elsbree is also entitled to an annual retainer in the amount of $12,500. We have not provided cash compensation to any other director for his or her services as a director; however, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board and its committees.

Meeting Fees.

One of our non-employee directors received meeting fees in 2006 as follows:

•       $1,500 for each board meeting attended in person; and

•       $1,000 for each committee meeting attended in person.

The following table sets forth information regarding compensation paid to our non-employee directors for the year ended December 31, 2006:

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)	Option Awards(1) ($)	Total ($)
Gary J. Bowen	—	—	19,990	19,990
Sonja Hoel Perkins	—	—	19,990	19,990
David Elsbree	5,000	—	19,990	24,990
Robert Hower	—	—	19,990	19,990

(1)          On November 10, 2006, Mr. Bowen, Ms. Hoel Perkins, Mr. Elsbree and Mr. Hower were each granted an option to purchase 12,500 shares of our common stock. The grant date fair value of these options, computed in accordance with SFAS No. 123(R) was $518,140.

The following table sets forth information regarding cash compensation paid to our non-employee directors for the year ended December 31, 2006:

Director	Role	Basic Annual Retainer ($)	Supplemental Annual Retainer ($)	Meeting Fees ($)
Gary J. Bowen	Audit Committee Member, Compensation Committee Member	—	—	—
Sonja Hoel Perkins	Nominating and Corporate Committee Member, Compensation Committee Member	—	—	—
David Elsbree	Audit Committee Chairman	—	—	5,000
Robert Hower	Audit Committee Member, Nominating and Corporate Committee Member	—	—	—

COMPENSATION COMMITTEE REPORT

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee

Gary Bowen and Sonja Hoel Perkins

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of NASDAQ Global Market and the SEC. The Audit Committee focuses on the following areas:

•       the integrity of Acme Packet’s consolidated financial statements; and

•       the independence, qualifications and performance of Acme Packet’s independent registered public accounting firm.

We meet with management periodically to consider the adequacy of Acme Packet’s internal controls and the objectivity of its financial reporting. We discuss these matters with Acme Packet’s independent registered public accounting firm and with appropriate Acme Packet financial personnel.

We meet privately with the independent registered public accounting firm who have unrestricted access to the Audit Committee. We also appoint the independent registered public accounting firm and review their performance and independence from management.

Management has primary responsibility for Acme Packet’s consolidated financial statements and the overall reporting process, including Acme Packet’s system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of Acme Packet in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with us.

During fiscal year 2006, we reviewed Acme Packet’s audited consolidated financial statements and met with both management and Ernst & Young LLP (E&Y), Acme Packet’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles.

We discussed with E&Y matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). We also discussed with management the significant accounting policies utilized by Acme Packet, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

E&Y issued its independence letter pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and reported that it is independent under applicable standards in connection with its audit opinion for Acme Packet’s 2006 consolidated financial statements.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, we recommended to the board that Acme Packet’s audited consolidated financial statements be included in Acme Packet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Audit Committee

Gary J. Bowen, David Elsbree and Robert Hower

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2006 and 2005.

Type of Fees	2006	2005
Audit Fees(1)	$1,061,285	$63,500
Audit-related Fees(2)	—	—
Tax Fees(3)	66,962	8,668
All Other Fees(4)	1,500	—
Total:	$1,129,747	$72,168

(1)          Consists of fees for professional services provided in connection with the annual audit of our consolidated financial statements, review of our quarterly consolidated condensed financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)          Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees”. During fiscal 2006 and 2005, there were no audit-related fees for any services not reported above under “Audit Fees”.

(3)          Consists of fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns and planning and consultation.

(4)          Consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. During fiscal 2006, these fees consisted of an amount paid for the use of an online accounting research tool. During fiscal 2005, there were no other fees for any services not included in the above categories.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent registered public accounting firm. The Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed with the Audit Committee at its next meeting. The Audit Committee requires the independent registered public accounting firm and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP
(Item No. 2 on the proxy card)

The Audit Committee of the board of directors has reappointed Ernst &Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007. We are asking stockholders to ratify the appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the 2007 Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The board unanimously recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2006 Annual Report to Stockholders, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Keith Seidman
Chief Financial Officer and Treasurer

Burlington, Massachusetts
April 9, 2007

APPENDIX A

ACME PACKET, INC.

AUDIT COMMITTEE CHARTER

A.              Introduction

This charter governs the operations of the Audit Committee (the “Committee”) of the board of directors (the “Board”) of Acme Packet, Inc. (the “Company”). At least annually, the Committee shall review and reassess the adequacy of this charter and recommend any proposed changes to the Board for its approval. The Company shall make this charter available on its website at www.acmepacket.com.

B.               Membership of Committee

The Committee shall be composed of such number of directors that satisfy the independence requirements of The Nasdaq National Market, Inc. (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”), subject to the phase-in rules that may be applicable.

All Committee members shall be able to read and understand fundamental financial statements, no Committee member may have participated in the preparation of the financial statements of the Company at any time during the past three fiscal years, and at least one member shall have accounting or related financial management expertise sufficient to satisfy the requirements of Nasdaq within the time period prescribed by Nasdaq. At least one member of the Committee shall be an “audit committee financial expert,” as such term is defined in Item 407 (d)(5) of Regulation S-K.

The Committee shall be appointed by the Board, upon recommendation of the Nominating and Corporate Governance Committee of the Board, if one exists. The chairman of the Committee shall be designated by a majority vote of the full Committee. Committee members shall serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time.

C.               Meetings

The Committee shall meet separately from the Board and as often as it shall determine, but not less frequently than quarterly. The Committee may request any officer or employee of the Company or the Company’s outside counsel or its registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or any consultant to, the Committee.

Except as otherwise provided by the Certificate of Incorporation or By-Laws of the Company, the frequency, location and operation of meetings, and similar procedural matters relating to the Committee shall, to the extent applicable, be the same as those that relate to meetings of, and procedural matters concerning, the Board.

D.              Purposes of the Committee

The Committee shall assist the Board in overseeing the quality and  integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm, and the performance of the

Company’s registered public accounting firm. In doing so, it is the goal of the Committee to maintain free and open communication among the Committee, the Company’s registered public accounting firm and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company.

E.               Responsibilities and Processes

The primary responsibility of the Committee is to select, and ensure the independence of, the Company’s registered public accounting firm, oversee the Company’s financial reporting process on behalf of the Board, oversee the effectiveness of internal control over financial reporting, establish procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements and the Company’s registered public accounting firm is responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate. In addition, the Committee is authorized to engage, and the Company shall provide funding for, such independent counsel and other advisors as the Committee may deem necessary or advisable to retain to assist the Committee in carrying out its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any such counsel or other advisors and to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Company also shall provide appropriate funding, as determined by the Committee, for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

1.   Relating to the Registered Public Accounting Firm

•       The Committee shall have a clear understanding with management and the Company’s registered public accounting firm that such firm is ultimately accountable, and must report directly, to the Committee, as the representative of the Company’s stockholders. The Committee shall have the sole authority to appoint (subject, if applicable, to ratification by the stockholders of the Company), terminate and replace any registered public accounting firm. The Committee may receive input from management on these matters but shall not delegate these responsibilities. The Committee shall be responsible for the oversight of any registered public accounting firm, including the resolution of any disagreements between management and such firm regarding financial reporting or other matters.

•       The Committee shall have the sole authority to approve the scope, fees and terms of all audit engagements, as well as all permissible non-audit engagements of the Company’s registered public accounting firm. The Committee shall pre-approve all audit and permissible non-audit services to be performed for the Company by any registered public accounting firm, giving effect to the “de minimus” exception for ratification of certain non-audit services set forth in Section 10A(a)(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On an annual basis, the Committee shall consider whether the provision of non-audit services by the Company’s registered public accounting firm, on an overall basis, is compatible with maintaining such firm’s independence from management.

•       The Committee shall discuss with the auditors their independence from management and the Company, and shall review all written disclosures required by the Independence Standards Board to be provided by the Company’s registered public accounting firm. The Committee shall ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, to the extent required by law.

2.   Relating to Audits and Financial Statements

•       The Committee shall discuss with the Company’s registered public accounting firm the overall scope and plans for the annual audit. In addition, the Committee shall discuss with management and the Company’s registered public accounting firm the adequacy and effectiveness of the accounting and financial controls and procedures, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs.

•       The Committee shall review with management and the Company’s registered public accounting firm the audited financial statements (including management’s discussion and analysis contained therein) to be included in the Company’s Annual Report on Form 10-K, including its judgment as to the quality, and not only the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Committee also shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the Company’s registered public accounting firm under generally accepted accounting principles. Based on the foregoing and on review of other information made available to the Committee, the Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K. In addition, the Committee shall prepare annually a report to the stockholders of the Company, as required by the rules of the Commission.

•       The Committee shall similarly review the interim financial statements, including earnings, with management and the Company’s registered public accounting firm prior to the filing of the each of the Company’s Quarterly Reports on Form 10-Q. The Committee also shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the Company’s registered public accounting firm under generally accepted accounting standards. The chairman of the Committee may represent the entire Committee for the purposes of this review.

•       The Committee shall discuss with the Company’s registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management. The Committee also shall obtain from the Company’s registered public accounting firm assurance that management and the audit committee have taken timely and appropriate remedial actions with respect to illegal acts, if any, that have been brought to their attention by the registered public accounting firm.

•       The Committee shall review each report of the Company’s registered public accounting firm, delivered to the Committee pursuant to Section 10A(k) under the Exchange Act, concerning: (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the Company’s registered public accounting firm and (c) other material written communications between the Company’s registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.

3.   Relating to Controls Over Financial Reporting

•       The Committee shall discuss with management, the internal auditors, if any, and the registered public accountants management’s process for assessing the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, if applicable, including any significant deficiencies or material weaknesses identified.

•       The Committee shall discuss with the registered public accountants the characterization of deficiencies in internal control over financial reporting and any differences between management’s assessment of the deficiencies and the registered public accountants’. The Committee shall review  the disclosures describing any identified material weaknesses and management’s remediation plans for clarity and completeness.

•       The Committee shall discuss with management its process for performing its required quarterly and annual certifications under Section 302 of the Sarbanes-Oxley Act.

•       The Committee shall discuss with management, the internal auditors, if any, and the registered public accountants any (1) changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting that are required to be disclosed and (2) any other changes in internal control over financial reporting that were considered for disclosure in the Company’s periodic filings with the SEC.

4.   Relating to Other Compliance Matters

•       The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters and shall monitor ongoing compliance with those provisions.

•       In the event the Committee is made aware of any allegation of fraud relating to the Company and/or any of its officers, directors or employees that the Committee deems could be material to the Company’s business or operations, the Committee shall (i) convene a meeting of the Committee to review such allegation and (ii) if the Committee deems it necessary or advisable, it shall engage independent counsel to assist in an investigation, including, if the Committee and such counsel deem it necessary or advisable, an investigation to determine whether such allegation implicates any violation of Section 10A of the Exchange Act. If pursuant to such investigation the Committee discovers that a material fraud has occurred, the Committee shall (i) assess the Company’s internal controls and implement such remedial measures as it determines necessary or advisable, (ii) take appropriate action against the perpetrator(s) of such fraud and (iii) cause the Company to make appropriate disclosures relating to the matter in the Company’s periodic reports filed with the Commission or otherwise.

•       The Committee shall review such other reports, adopt such other policies and implement such other procedures as shall be necessary to comply with the rules and regulations that, from time to time, may be established by Nasdaq or the Commission.

•       The Committee shall also be designated as the committee of the Board of Directors that shall receive, review and take action with respect to any reports by attorneys, pursuant to Section 307 of the Sarbanes-Oxley Act of 2002, of evidence of material violations of securities laws or breaches of fiduciary duty or similar violations by the Company or one of its agents.

•       The Committee shall engage in an annual self-assessment with the goal of continuing improvement, and will annually review and reassess the adequacy of this charter and will recommend any changes to the full Board.

ACME PACKET, INC.

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Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
11:59 p.m., Eastern Daylight Time, on May 21, 2007.
: Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
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Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A                    Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.    Election of Class I Directors, each to hold office for a three-year term or until their respective successors have been elected.

	For	Withhold		For	Withhold
01–Sonja Hoel Perkins	☐	☐	02–Andrew D. Ory	☐	☐

	For	Against	Abstain
2. Ratify the selection of Ernst & Young LLP as Acme Packet’s independent registered public accounting firm.	☐	☐	☐

3. In their discretion, the proxies are authorized to consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

B.                 Non-Voting Items

Change of Address–Please print your new address below	Comments–Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting	☐

C.                Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian please give full title.

Date (mm/dd/yyyy)–Please print date below.	Signature 1–Please keep signature within the box.	Signature 2–Please keep signature within the box.
/ /

Acme Packet, Inc.
2007 Annual Meeting of Stockholders
Tuesday, May 22, 2007 at 10:00 a.m.
Offices of Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110

The undersigned stockholder of Acme Packet, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2007, and hereby appoints Andrew D. Ory and Keith Seidman, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned to represent the undersigned at the 2007 Annual Meeting of Stockholders of Acme Packet, Inc. to be held at 10:00 a.m., local time, on May 22, 2007 at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110 and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Acme Packet prior to the meeting or by filing with the Secretary of Acme Packet prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of Acme Packet on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Acme Packet called for May 22, 2007 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy—Acme Packet, Inc.

Proxy for 2007 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting—April 9, 2007

Andrew D. Ory and Keith Seidman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2007 Annual Meeting of Stockholders of Acme Packet, Inc. to be held on May 22, 2007 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Proposal One and FOR Proposal Two.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)